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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Virtusa Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 27, 2011

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation to be held at 8:00 a.m., local time, on Thursday, September 8, 2011 at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581.

        At this annual meeting, you will be asked to (i) elect three (3) class I directors, as nominated by our board of directors, for a three-year term, (ii) approve our Executive Variable Cash Compensation Plan, as amended and restated, (iii) ratify the appointment of our independent registered public accountants, (iv) cast an advisory vote on the compensation of our named executive officers, (v) cast an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers and (vi) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR approval of our Executive Variable Cash Compensation Plan, as amended and restated, FOR ratification of appointment of our independent registered public accountants, FOR approval, on an advisory basis, of the compensation of our named executive officers and FOR approval, on an advisory basis, of the proposal to hold future advisory votes on the compensation of our named executive officers on an annual basis.

        Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

        Whether or not you plan to attend the annual meeting, please submit your vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or your proxy by completing, signing and dating the enclosed proxy card and return it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Kris Canekeratne Chairman and Chief Executive Officer

Virtusa Corporation

2000 West Park Drive
Westborough, Massachusetts 01581
(508) 389-7300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, September 8, 2011

To the Stockholders of Virtusa Corporation:

        The annual meeting of stockholders of Virtusa Corporation, a Delaware corporation (the "Company"), will be held on Thursday, September 8, 2011, at 8:00 a.m., local time, at Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, for the following purposes:

          1.     To elect three (3) class I directors, as nominated by our board of directors, to our board, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

          2.     To approve our Executive Variable Cash Compensation Plan, as amended and restated;

          3.     To ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year;

          4.     To hold an advisory vote on the compensation of our named executive officers;

          5.     To hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

          6.     To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Proposal 1 relates solely to the election of three (3) class I directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

        Only stockholders of record at the close of business on July 25, 2011, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to submit your vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and to return it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting.

By Order of the Board of Directors,
Ranjan Kalia Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Westborough, Massachusetts
July 27, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, SEPTEMBER 8, 2011. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.envisionreports.com/vrtu, FOR REGISTERED HOLDERS AND AT www.edocumentview.com/vrtu FOR BENEFICIAL/STREET HOLDERS.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU), OR BY TELEPHONE (1-800-652-VOTE (8683)), IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

VIRTUSA CORPORATION
2000 West Park Drive
Westborough, Massachusetts 01581

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on Thursday, September 8, 2011

July 27, 2011

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Virtusa Corporation, a Delaware corporation (the "Company," "our," "we" or "us"), for use at the annual meeting of stockholders to be held on Thursday, September 8, 2011, at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended March 31, 2011, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about July 29, 2011.

        The purposes of the annual meeting are to (i) elect three (3) class I directors, as nominated by our board of directors, for a three-year term, (ii) approve our Executive Variable Cash Compensation Plan, as amended and restated, (iii) ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, (iv) hold an advisory vote on the compensation of our named executive officers, (v) hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers, and (vi) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Only stockholders of record at the close of business on July 25, 2011 will be entitled to receive notice of and to vote at the annual meeting. As of July 25, 2011, 25,436,425 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

        Stockholders may vote in person or by proxy, or stockholders may submit their vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that the stockholder shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card or voted via telephone or the Internet. Voting via the Internet or telephone will not limit your right to vote in person at the annual meeting as stated above. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attention: Secretary, before the taking of the vote at the annual meeting.

        The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        For Proposal 1, the three (3) class I directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. For Proposal 2, the approval of our Executive Variable Cash Compensation Plan, as amended and restated, for Proposal 3, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, and for Proposal 4, the advisory vote on the compensation of our named executive officers, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. For Proposal 5, the advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers, the frequency that receives a plurality of the votes cast (i.e., the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting) shall be deemed the frequency recommended by the Company's stockholders. Abstentions are included in the number of shares present or represented and voting on each matter. Accordingly, for Proposals 2, 3 and 4, abstentions will have the same effect as voting against the matter. Brokerage firms, banks and other nominees who hold shares on behalf of their clients in "street name" are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, or ABSTAIN) on Proposals 1, 2, 4 and 5. Broker "non-votes" are not considered voted for the particular matter and, as a result, for Proposals 2, 3 and 4, have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Abstentions and broker "non-votes" will have no effect in determining the outcome of Proposals 1 and 5.

        The persons named as attorney-in-fact in the proxies, Ranjan Kalia, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, and Paul D. Tutun, Senior Vice President, General Counsel and Assistant Secretary, were selected by the board of directors. All properly executed proxies returned in time to be counted at the annual meeting, including any votes properly made via the Internet or telephone, will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR approval of our Executive Variable Cash Compensation Plan, as amended and restated, FOR ratification of the appointment of our independent registered public accountants, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the holding of future advisory votes on the compensation of our named executive officers on an annual basis.

        Aside from the election of directors, the approval of our Executive Variable Cash Compensation Plan, as amended and restated, the ratification of the appointment of the independent registered public accountants, the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of holding of future advisory votes on the compensation of our named executive officers, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney-in-fact in the proxies.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of July 1, 2011: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(2)
Five percent stockholders:
Sigma Partners(3)	3,394,177	13.35%
1600 Camino Real, Suite 280 Menlo Park, CA 94025
Columbia Wanger Asset Management, L.P.(4)	2,123,661	8.35%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Frontier Capital Management Co., LLC(5)	2,096,032	8.24%
99 Summer Street Boston, MA 02110
FMR, LLC(6)	1,847,300	7.26%
82 Devonshire Street Boston, MA 02019
Executive officers and directors:
Kris A. Canekeratne(7)	2,067,708	8.09%
Thomas R. Holler(8)	117,139	*
Ranjan Kalia(9)	141,792	*
Roger Keith Modder(10)	182,831	*
Raj Rajgopal(11)	212,542	*
Robert E. Davoli(12)	3,555,541	13.97%
Izhar Armony(13)	42,421	*
Ronald T. Maheu(14)	110,752	*
Martin Trust(15)	600,630	2.35%
Rowland T. Moriarty(16)	516,021	2.03%
William K. O'Brien (17)	34,411	*
Al-Noor Ramji	—	*
All executive officers, directors and nominees as a group(18) (13 persons)	7,612,122	29.19%

*
Represents less than 1% of the outstanding common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding for a person or group includes shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of July 1, 2011.

(2)
Applicable percentage of beneficial ownership for a person as of July 1, 2011 is based upon 25,430,931 shares outstanding at July 1, 2011, and those shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of July 1, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The number of shares outstanding excludes 1,759,388 shares which are held in treasury and considered issued but not outstanding.

(3)
Consists of 2,650,047 shares held by Sigma Partners V, L.P., 588,600 shares held by Sigma Associates V, L.P. and 155,530 shares held by Sigma Investors V, L.P. Mr. Davoli is a managing director and the general partner of Sigma Partners V, L.P., Sigma Associates V, L.P. and Sigma Investors V, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Davoli disclaims beneficial ownership of the shares held by each of the funds managed by Sigma Partners except to the extent of his pecuniary interest therein, if any. Such information is provided solely based upon information contained in the Form 4 for each of Mr. Davoli and Sigma Partners, each filed on June 1, 2011.

(4)
Such information is provided based solely upon information contained in the Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. on February 11, 2011. The Schedule 13G/A provides that Columbia Wanger Asset Management, L.P. owns in the aggregate 2,123,661 shares of common stock and that it has sole power to vote or direct the voting of 2,123,661 of such shares and to dispose or direct the disposition of 2,123,661 of such shares. Columbia Wanger Asset Management, L.P is deemed to be the beneficial owner of the shares as a result of Columbia Wanger Asset Management, L.P acting as broker or dealer registered under Section 15 of the Exchange Act and Bank as defined in Section 3(a)(6) of the Exchange Act.

(5)
Such information is provided solely based upon information contained in the Schedule 13G filed by Frontier Capital Management Co., LLC on February 14, 2011. The Schedule 13G provides that Frontier Capital Management Co., LLC owns in the aggregate 2,096,032 shares of common stock and that it has sole power to vote or direct the voting of 1,400,334 of such shares and to dispose or direct the disposition of 2,096,032 of such shares. Frontier Capital Management Co., LLC is deemed to be the beneficial owner of the shares as a result of Frontier Capital Management Co., LLC acting as broker or dealer registered under Section 15 of the Exchange Act and Bank as defined in Section 3(a)(6) of the Exchange Act.

(6)
Such information is provided solely based upon information contained in the Schedule 13G filed by FMR, LLC on February 14, 2011. The Schedule 13G provides that FMR, LLC owns in the aggregate 1,847,300 shares of common stock and that it has sole power to vote or direct the voting of 595,630 of such shares and to dispose or direct the disposition of 1,847,300 of such shares. FMR, LLC is deemed to be the beneficial owner of the shares as a result of FMR, LLC acting as a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act.

(7)
Consists of 1,392,882 shares owned by Mr. Canekeratne and 121,473 shares issuable to Mr. Canekeratne upon the exercise of stock options exercisable within 60 days of July 1, 2011, 431,389 shares owned by Tushara Canekeratne, the spouse of Mr. Canekeratne and a former executive officer of the Company, 60,982 shares held by the Kris Canekeratne Irrevocable Trust and 60,982 shares held by the Tushara Canekeratne Irrevocable Trust. Of the 1,392,882 shares held by Mr. Canekeratne, this number includes 25,000 shares of performance based restricted stock which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 8,758 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012, and 145,398 shares of restricted stock subject to time based vesting. The grantee retains voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See the Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(8)
Consists of 104,087 shares held directly by Mr. Holler and 13,052 shares issuable to Mr. Holler upon the exercise of stock options exercisable within 60 days of July 1, 2011. The number of shares held by Mr. Holler also includes 7,500 shares of performance based restricted stock which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 2,627 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012 and 65,173 shares of restricted stock subject to time based vesting granted to Mr. Holler. The grantee retains voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See the Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(9)
Consists of 79,230 shares held directly by Mr. Kalia and 62,562 shares issuable to Mr. Kalia upon the exercise of stock options exercisable within 60 days of July 1, 2011. The number of shares held by Mr. Kalia also includes 5,000 shares of performance based restricted stock which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 3,503 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012, and 59,381 shares of restricted stock subject to time based vesting granted to Mr. Kalia. The grantee retains voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See the Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(10)
Consists of 178,894 shares held directly by Mr. Modder and 3,937 shares issuable to Mr. Modder upon the exercise of stock options exercisable within 60 days of July 1, 2011. The number of shares held by Mr. Modder also includes 17,500 shares of performance based restricted stock which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 2,627 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012 and 50,378 shares of restricted stock subject to time based vesting granted to Mr. Modder. The grantee retains voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See the Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(11)
Consists of 85,978 shares held directly by Mr. Rajgopal and includes 126,564 shares issuable to Mr. Rajgopal upon the exercise of stock options exercisable within 60 days of July 1, 2011. The number of shares held by Mr. Rajgopal also includes 17,500 shares of performance based restricted stock which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 2,627 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012 and 52,056 shares of restricted stock subject to time based vesting granted to Mr. Rajgopal. The grantee retains voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(12)
Consists of shares held by Sigma Partners V, L.P., Sigma Associates V, L.P., and Sigma Investors V, L.P., as set forth in footnote (3) above. Also includes, 134,917 shares held directly by Mr. Davoli and 26,447 shares issuable to Mr. Davoli upon the exercise of stock options exercisable within 60 days of July 1, 2011. Mr. Davoli is a managing director and the general partner of Sigma Partners V, L.P., Sigma Associates V, L.P. and Sigma Investors V, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Davoli disclaims beneficial ownership of the shares held by each of the funds managed by Sigma Partners except to the extent of his pecuniary interest therein, if any.

(13)
Consists of 42,421 shares issuable to Mr. Armony upon exercise of stock options exercisable within 60 days of July 1, 2011. Mr. Armony is a general partner of the general partner of Charles River Partnership XI, L.P. Pursuant to the terms of the Charles River Partnership XI, L.P. partnership agreement, Mr. Armony is obligated to transfer the stock options held by him, or the underlying shares or proceeds from the exercise and sale thereof, to charity.

(14)
Consists of 2,500 shares held directly by Mr. Maheu and 22,500 shares held by TNR Partnership, a limited partnership, of which Mr. Maheu's spouse is the general partner, and 85,752 shares issuable to Mr. Maheu upon the exercise of stock options exercisable within 60 days of July 1, 2011. Mr. Maheu disclaims beneficial ownership of the shares held by TNR Partnership, except to the extent of his pecuniary interest therein, if any.

(15)
Consists of 133,850 shares held directly by Mr. Trust, 370,000 shares held by the Martin Trust 2010 GRAT I, a trust, and 96,780 shares issuable to Mr. Trust upon the exercise of stock options exercisable within 60 days of July 1, 2011. Mr. Trust disclaims beneficial ownership of the shares held by the Martin Trust 2010 GRAT I except to the extent of his pecuniary interest therein, if any.

(16)
Consists of 144,668 shares held directly by Mr. Moriarty, 132,366 shares purchased by Rubex LLC, a limited liability company of which Mr. Moriarty is chief investment officer, 212,540 shares held by the 2010 Moriarty GRAT, a trust, and 26,447 shares issuable to Mr. Moriarty upon the exercise of stock options exercisable within 60 days of July 1, 2011. Mr. Moriarty disclaims any beneficial ownership of the shares held by Rubex LLC and the 2010 Moriarty GRAT, except to the extent of his pecuniary interest, if any.

(17)
Includes 34,411 shares issuable to Mr. O'Brien upon the exercise of stock options exercisable within 60 days of July 1, 2011.

(18)
Includes an aggregate of 645,119 shares issuable upon exercise of stock options exercisable within 60 days of July 1, 2011 held by thirteen (13) executive officers and directors. The number of shares held by these executive officers and directors also includes 72,500 shares of performance based restricted stock issued to our executives, which vest only upon the Company's achievement of certain revenue and operating income targets for each fiscal year over the next two fiscal years, commencing with the fiscal year ending March 31, 2012, 20,142 shares which vest only upon the Company's achievement of certain revenue targets for the fiscal year ending March 31, 2012 and an aggregate of 372,386 shares of restricted stock subject to time based vesting granted to our executives. The grantees retain voting rights with respect to the restricted shares unless and to the extent that such shares are forfeited. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

        Our board of directors currently consists of eight members. Our seventh amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The directors are elected by a plurality of votes cast by stockholders. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Robert E. Davoli, William K. O'Brien, and Al-Noor Ramji and recommended that each nominee be elected to the board of directors as a class I director, each to hold office until the annual meeting of stockholders to be held in the year 2014 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Robert E. Davoli, William K. O'Brien, and Al-Noor Ramji are each class I directors whose terms expire at this annual meeting. The board of directors is also composed of (i) three (3) class II directors (Izhar Armony, Rowland T. Moriarty and Martin Trust) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2012 and (ii) two (2) class III directors (Kris Canekeratne and Ronald T. Maheu) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2013. Mr. Canekeratne is our chief executive officer and the chairman of the board.

        The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

        For Proposal 1, the election of three (3) class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors.

  Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE NOMINEES LISTED BELOW.

        The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by such nominee and director, the year such nominee's or director's current term will expire and such nominee's and director's current class:

Nominee's or Director's Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominee for Class I Director:
Robert E. Davoli	Director	2011	I
2000
William K. O'Brien	Director	2011	I
2008
Al-Noor Ramji	Director	2011	I
2011
Continuing Directors:
Izhar Armony	Director	2012	II
2004
Martin Trust	Director	2012	II
2004
Rowland T. Moriarty	Director	2012	II
2006
Kris Canekeratne	Chief Executive Officer and	2013	III
1996	Chairman of Board
Ronald T. Maheu	Director	2013	III
2004

 EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth the executive officers, director nominees to be elected at the annual meeting, and the directors of the Company, their ages, and the positions currently held by each such person with the Company as of the date of this proxy statement.

Name	Age	Position
Kris Canekeratne	45	Chairman and Chief Executive Officer and Class III Director
Thomas R. Holler	48	Executive Vice President and Chief Strategy Officer
Roger Keith Modder	47	Executive Vice President and Chief Operating Officer
Raj Rajgopal	51	Executive Vice President, Business Development and Client Services
Ranjan Kalia	50	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Samir Dhir	40	Senior Vice President, Global Delivery Head and Head of India Operations
Robert E. Davoli(1)	63	Class I Director
William K. O'Brien(3)	66	Class I Director
Al-Noor Ramji(1)	57	Class I Director
Izhar Armony(2)	47	Class II Director
Martin Trust(1)(3)	76	Class II Director
Rowland T. Moriarty(1)(2)	64	Class II Director
Ronald T. Maheu(2)(3)	69	Class III Director

(1)
Member of the compensation committee

(2)
Member of the nominating and corporate governance committee

(3)
Member of the audit committee

        Kris A. Canekeratne, one of our co-founders, has served as chairman of our board of directors from our inception and chief executive officer from 1996 to 1997 and from 2000 to the present. In 1997, Mr. Canekeratne co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation. In 1989, Mr. Canekeratne was one of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services and served as its senior vice president from 1992 to 1996. Mr. Canekeratne obtained his B.S. in Computer Science from Syracuse University. As a co-founder and chief executive officer, Mr. Canekeratne provides a critical contribution to our board of directors, reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the global IT industry and our competitors.

        Thomas R. Holler has served as our executive vice president and chief strategy officer since May 2011 and, prior to his promotion, served as our executive vice president, chief operating officer since October 2008. He has also previously served as our executive vice president, finance, chief financial officer, treasurer and secretary since 2001. Before joining us, from 1996 to 2001, Mr. Holler was chief financial officer and vice president of finance at Cerulean Technology, Inc., a global supplier of wireless mobile applications and services, which was later acquired by Aether Systems Inc. Mr. Holler earned his B.S. in Business Administration from Wayne State University and his M.B.A. from Northeastern University.

        Roger Keith Modder has served as our executive vice president, chief operating officer since May 2011 and, prior to his promotion, served as president, Asia and executive vice president, global services since October 2008. He also has previously served as our executive vice president and managing director, Asian operations since 2001. Mr. Modder also was a member of our board of directors from

April 2004 to October 2004. Prior to joining us, Mr. Modder worked for the John Keells Group where he held managing director positions for two IT solutions companies in the John Keells Group. Mr. Modder is a member of the board of directors of the Lanka Software Foundation and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board.

        Raj Rajgopal has served as our executive vice president, business development and client services since October 2008 and, prior to his promotion, served as our general manager of communications, content, and technology, or CCT, Business Unit beginning when he joined us in April 2005. Prior to joining us, from 2003 to April 2005, Mr. Rajgopal served as President, Rajgopal Management Consulting, a consulting company, which provided consulting services to us from time to time from January 2004 to March 2005. From September 1990 to April 2003, Mr. Rajgopal held several positions with Cap Gemini Ernst & Young, a consulting company, including serving most recently as Vice President, Management Consulting. Mr. Rajgopal graduated from the Indian Institute of Technology, with a B.S. in Mechanical Engineering, earned his M.S. in Industrial Engineering and Operations Research and in Computer Science from Virginia Tech and earned his M.B.A. from Massachusetts Institute of Technology (M.I.T.), Sloan School of Management.

        Ranjan Kalia has served as our senior vice president, chief financial officer, treasurer and secretary since October 2008 and, prior to his promotion, served as our senior vice president, finance since he joined us in April 2008. Prior to joining us, from 2000 to December 2007, Mr. Kalia served as Vice President, Finance Emerging Markets and International Development and Chief Financial Officer—Asia Pacific for EMC Corporation. Mr. Kalia received a M.B.A. from Nichols College and an undergraduate degree from Delhi University, India.

        Samir Dhir has served as our senior vice president, global delivery head and head of India operations since February 2010 and as an executive officer since April 1, 2011. He also serves as a board member of Virtusa Consulting Services Private Limited, one of our Indian subsidiaries. Prior to joining us, Mr. Dhir worked for Wipro Technologies where he managed a delivery organization with over 5,000 IT professionals focused on the technology, media and transportation industries. Mr. Dhir also led Wipro's SAP Practice and managed services business. Prior to his time at Wipro, Mr. Dhir held leadership positions with Avaya Inc. and Lucent Technologies in the United Kingdom. Mr. Dhir received his M.B.A. from the Warwick Business School, UK and holds a B.Tech from the Indian Institute of Technology Roorkee.

        Robert E. Davoli has served as a member of our board of directors since 2000. Mr. Davoli has been managing director of Sigma Partners, a venture capital investment firm, since November 1995. From February 1993 to September 1994, Mr. Davoli was president and chief executive officer of Epoch Systems, Inc., a vendor of client-server data management software products. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase, Inc. (which acquired SQL Solutions). In 1985, Mr. Davoli founded SQL Solutions, a purveyor of services and tools for the relational database market where he was president and chief executive officer from 1985 to 1990. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years. Mr. Davoli brings to the board of directors his broad entrepreneurial experience, his extensive experience in the technology industry and his service as a director of the Company since 2000, which affords him unique perspectives on our growth and evolution.

        Izhar Armony has served as a member of our board of directors since April 2004. Mr. Armony has been a partner at Charles River Ventures, a venture capital investment firm, since 1997. Mr. Armony currently serves as a member of the board of directors of RPX Corporation, a provider of patent risk solutions, and is also a member of the Advisory Board of the Invention Science Fund. Prior to joining Charles River Ventures, Mr. Armony was with Onyx Interactive, an interactive training company based in Tel Aviv where he served as vice president of marketing and business development. Mr. Armony also served as an officer in the Israeli Army. Mr. Armony received an M.B.A. from the Wharton School of

Business and an M.A. in Cognitive Psychology from the University of Tel Aviv in Israel. Mr. Armony brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment, which makes him particularly well-suited to help the board address the specific types of challenges commonly faced by technology companies.

        Ronald T. Maheu has served as a member of our board of directors since April 2004. Mr. Maheu retired in July 2002 from PricewaterhouseCoopers LLP. Mr. Maheu was a senior partner at PricewaterhouseCoopers LLP from 1998 to July 2002. Mr. Maheu was a founding member of Coopers & Lybrand's board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the United States and global boards of partners and principals of PricewaterhouseCoopers until 2001. Mr. Maheu currently serves as a member of the board of directors of Wright Express Corporation and CRA International, Inc. Mr. Maheu brings to the board of directors his extensive financial and accounting expertise which he has put to use as chairman of our audit committee, as well as his extensive service on boards of public companies.

        Martin Trust has served as a member of our board of directors since October 2004. Mr. Trust is chief executive officer of Samtex (USA), Inc., a holding company engaged in the production of apparel and textile products, a position he has held since October 2003. Mr. Trust was senior advisor to Limited Brands, a retailer of apparel and personal care products, from 2001 to October 2003. Prior to that, Mr. Trust served as president and chief executive officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel and wholly-owned subsidiary of Limited Brands, from 1970 to 2001. Mr. Trust has served in the capacity of cleared advisor to the United States Department of Commerce with regard to textile trade issues. He was a member of the board of directors of Staples, Inc. from 1987 to 2009. Mr. Trust brings to the board of directors many years of executive management and leadership experience and provides invaluable advice and input regarding our strategic and financial affairs.

        Rowland T. Moriarty has served as a member of our board of directors since July 2006. Mr. Moriarty is currently chairman of the board of directors of CRA International, Inc., a worldwide economic and business consulting firm. Mr. Moriarty also serves as a member of the board of directors of Wright Express Corporation and Staples, Inc. Mr. Moriarty has been the president and chief executive officer of Cubex Corporation, a privately-held consulting company, since 1981. From 1981 to 1992, Mr. Moriarty was Professor of Business Administration at Harvard Business School. He received a D.B.A. from Harvard University, an M.B.A. from the Wharton School of Business and a B.A. from Rutgers University. Mr. Moriarty brings to the board of directors a thorough understanding of our business, as well as his extensive experience regarding the operation and management of complex global organizations.

        William K. O'Brien has served as a director since November 2008. Mr. O'Brien served as chief executive officer of Enterasys Networks from April 2002 until March 2006, and was named executive chairman of the board in 2004. Prior to Enterasys, Mr. O'Brien worked for over thirty years at PricewaterhouseCoopers, where he served in a number of roles including chief operating officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; managing partner for the Boston office; and deputy chairman in the New York-based National office, responsible for international operations and the development of core competitive competencies. He currently serves on the board of directors of Camp Dresser & McKee and Mercury Computer Systems, Inc. He is a graduate of Bentley College. Mr. O'Brien brings to the board of directors his extensive financial and accounting expertise, as well as his strong leadership and management background.

        Al-Noor Ramji has served as a director since February 2011. Since April 2010, Mr. Ramji has been the executive vice president and general manager, Misys Banking, at Misys PLC, a mid-size software company that serves the financial services industry. From May 2004 to March 2010, Mr. Ramji served in various executive roles at British Telecom, most recently as chief executive officer for BT Innovate and Design and chief information officer of BT Group plc. Prior to British Telecom, Mr. Ramji was executive vice president, chief information officer and chief e-commerce officer for Qwest Communications. Mr. Ramji has also served as chief information officer at UBS (then called SBC) and, prior to UBS, as global head of operations at Credit Suisse First Boston. Mr. Ramji is currently serving on the board of directors and as a member of the compensation committee of iSoftStone, a leading Chinese based global technology outsourcer. Mr. Ramji is a Chartered Financial Analyst and holds a BSc in Electronics from the University of London. He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the Year 2009, and the British Computer Society CIO of the Year. Mr. Ramji brings to the board of directors his extensive industry, domain and operational experience arising from holding management positions in large, complex technology companies, which enables him to provide invaluable insights to the challenges facing IT application outsourcing companies with respect to both the markets and clients being served.

        Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

        Mr. Canekeratne, a founder of our company, serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors' decision-making process because Mr. Canekeratne has first-hand knowledge of our operations and the major issues facing us, and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. This also enables Mr. Canekeratne to act as the key link between the board of directors and other members of management. To assure effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in "Executive Sessions of Independent Directors" below. The board of directors believes the combined role of chief executive officer and chairman, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independence of members of the Board of Directors

        The board of directors has determined that Messrs. Armony, Davoli, Maheu, Moriarty, Trust, O'Brien and Ramji are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive sessions of independent directors

        Executive sessions of the independent directors are generally held immediately after each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. Martin Trust currently serves as the lead independent director. In this role, Mr. Trust serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in our fiscal year ended March 31, 2011.

Role in Risk Oversight by the Board of Directors

        The board of directors' role in overseeing the management of the Company's risks is primarily accomplished through management's reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risk and assessments and prioritization of such risks. The standing committees of our board of directors, pursuant to the respective charters, represent a key element of enterprise risk management. The nominating and corporate governance committee of our board of directors has been initially appointed by our board of directors to administer the enterprise risk management process as the enterprise risk management committee. The enterprise risk management committee provides oversight of the recommendations of management and associated timeline to identify and assess severity of enterprise risks, the prioritization of such risks and development of any action plans to mitigate such risks. Our audit committee focuses on risks and issues related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. The compensation committee identifies and oversees risks and issues associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks and issues associated with director independence, related party transactions and the implementation of corporate governance policies and our code of ethics. All of these committees are ultimately subject to oversight and direction of the full board of directors and report directly to the board of directors on these matters.

Policies governing director nominations

Director qualifications

        The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

  •
  nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

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  nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

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  nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

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  nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

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  nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards.

        We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for identifying and evaluating director nominees

        The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

        Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for recommendation of director nominees by stockholders

        The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

        All recommendations for nomination must be in writing and include the following:

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  Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner;

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  Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

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  Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

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  All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

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  A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

        Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

        Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy governing stockholder communications with the board of directors

        The board of directors provides to every stockholder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for stockholder communication.

        Any of our stockholders who wish to communicate directly with the board of directors or an individual member of the board of directors may do so by sending such communication by U.S. Mail (including courier or expedited delivery service) addressed to the chairman of the board, as a representative of the entire board of directors, or to the individual director or directors, in each case, c/o Secretary, Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

        We will forward any such stockholder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis.

Policy governing director attendance at annual meetings of stockholders

        Our policy is to encourage all of our directors to be present at our annual stockholder meetings. All of the members of our board attended our annual meeting of stockholders held in 2010 (in person or via conference call).

Board of directors' evaluation program

        The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

Code of ethics

        We have adopted a "code of ethics," as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.virtusa.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.virtusa.com and/or in our public filings with the Securities and Exchange Commission.

        For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.virtusa.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of directors

        The board of directors met six (6) times during the fiscal year ended March 31, 2011, and took action by unanimous written consent two (2) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during the fiscal year ended March 31, 2011. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.virtusa.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit committee

        The audit committee of the board of directors currently consists of Messrs. Maheu, Trust and O'Brien, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Maheu serves as the chairman of the audit committee. In addition, the board of directors has determined that each of Mr. Maheu and Mr. O'Brien qualifies as an "audit committee financial expert" under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Maheu and Mr. O'Brien's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Maheu or Mr. O'Brien any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

        The audit committee met eight (8) times during the fiscal year ended March 31, 2011, and took action by unanimous written consent one (1) time. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

        As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

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  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

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  preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation committee

        The compensation committee of the board of directors currently consists of Messrs. Trust, Davoli, Moriarty and Ramji, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Section 162(m) of the Internal Revenue Code. Mr. Trust serves as the chairman of the compensation committee. The compensation committee's responsibilities include:

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  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

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  evaluating the performance of our chief executive officer and other executive officers in light of such corporate goals and objectives and determining the compensation of our chief executive officer and other executive officers;

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  overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

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  reviewing and making recommendations to the board with respect to director compensation.

        The compensation committee met four (4) times during the fiscal year ended March 31, 2011. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

Nominating and corporate governance committee

        The nominating and corporate governance committee of the board of directors currently consists of Messrs. Moriarty, Armony and Maheu, each of whom is an independent director within the meaning of the director independence standards of NASDAQ. Mr. Moriarty serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

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  developing and recommending to the board criteria for board and committee membership;

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  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

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  identifying individuals qualified to become board members;

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  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

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  administering enterprise risk management program and initiative, subject to oversight of the board of directors;

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  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

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  overseeing the evaluation of the board and management.

        The nominating and corporate governance committee met five (5) times during the fiscal year ended March 31, 2011. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

Compensation committee interlocks and insider participation

        During our fiscal year ended March 31, 2011, Messrs. Trust, Davoli, Moriarty and Ramji served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

        During our fiscal year ended March 31, 2011, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The board of directors appointed us as an audit committee to monitor the integrity of Virtusa Corporation's (the "Company's") consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

        We are governed by a written charter adopted by the audit committee and our board of directors, which is available through the Investor Relations page of our website at www.virtusa.com.

        The audit committee consisted of three members, Messrs. Maheu, Trust and O'Brien, all non-employee directors at the time that the actions of the committee described in this report were undertaken during the Company's fiscal year ended March 31, 2011. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Both Messrs. Maheu and O'Brien are "audit committee financial experts" as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

        The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.

        In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for our fiscal year ended March 31, 2011, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended March 31, 2011. We met with them, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2011 with management and the independent registered public accounting firm.

        We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending March 31, 2012.

        We discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

        We have reviewed the permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended March 31, 2011 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

THE AUDIT COMMITTEE

Ronald T. Maheu, Chair
Martin Trust
William K. O'Brien

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. It has been our practice that decisions with respect to executive and director compensation are approved by the compensation committee and generally are also recommended to the full board (but only to the independent, outside directors thereof) for approval and/or ratification. Messrs. Trust, Davoli, Moriarty and Ramji are the current members of the compensation committee.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the fiscal year ended March 31, 2011 with management. In reliance on the reviews and discussions referred to above, the compensation committee has approved of the CD&A, and has recommended to the board of directors, and the board of directors has approved, the CD&A for inclusion in the proxy statement for the fiscal year ended March 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted by the
Compensation Committee,

Martin Trust (chairman)
Robert E. Davoli
Rowland T. Moriarty
Al-Noor Ramji

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation discussion and analysis

Overview

        We believe that the compensation of our executive officers should focus executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad-based benefits program to create a competitive compensation package for our executive management team. We describe below our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and our other executive officers. We refer to our chief executive officer, chief financial officer and the other three executive officers listed in the summary compensation table below as our named executive officers.

Administration and objectives of our executive compensation program

        Our compensation committee, which is comprised entirely of independent directors, is responsible for establishing and administering our policies governing the compensation for our executive officers, including executive officer salaries, bonuses and equity incentive compensation. The compensation committee reviews all components of compensation for our named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. It has been our practice that all decisions with respect to executives are approved by the compensation committee and generally are also recommended to the independent, outside members of our full board for approval and/or ratification.

        Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  •
  attract and retain talented and experienced executives;

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success;

  •
  provide a competitive compensation package that aligns the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards, based upon achievement of certain measurable operating results such as revenue and operating profit;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

  •
  foster a shared commitment among executives by aligning their individual goals with our corporate goals; and

  •
  compensate our executives to manage our business to meet our near-term and long-term objectives.

Methodologies for Establishing Executive Compensation

        We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve the objectives of our executive compensation program. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. In general, the compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based.

        The compensation committee meets outside the presence of the executive officers and uses its judgment and experience and the recommendations of the chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. The compensation committee has the authority to engage the services of outside consultants and advisors to assist it making decisions regarding the establishment of our compensation programs and philosophy. The compensation committee has retained Meridian Partners (formerly Hewitt Associates) as its independent compensation consultant to advise the compensation committee in matters related to executive officer and director compensation for our 2011 fiscal year, as described in more detail below. Meridian Partners does not provide any services to us other than the executive compensation services provided to the compensation committee.

        The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short-term cash incentive compensation, which we believe better aligns our chief executive officer's interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected peer group and its judgment with respect to the factors described in this section. With the input of our compensation consultant and based on the peer group analysis described in this section, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for the named executive officers, other than his own. The compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary, bonus payments under the prior year's incentive compensation plan, target amounts and performance goals for the current year's incentive compensation plan, and any other special adjustments or bonuses.

        In determining whether to adjust the compensation of any one of our executive officers, including our named executive officers, we annually take into account the changes, if any, in the following:

  •
  market compensation levels;

  •
  the contributions made by each executive officer;

  •
  the performance of each executive officer;

  •
  the increases or decreases in responsibilities and roles of each executive officer;

  •
  the business needs for each executive officer;

  •
  the relevance of each executive officer's experience to other potential employers; and

  •
  the readiness of each executive officer to assume a more significant role within the organization.

        In addition to the processes and factors listed above, our compensation committee engaged a consultant in fiscal 2011, Meridian Partners (formerly Hewitt Associates), to conduct a peer group analysis and to help us analyze applicable compensation data to determine the appropriate compensation levels for our named executive officers, including base, bonus and equity components, against the peer group and industry practices. We changed the fiscal 2011 peer group from the fiscal 2010 peer group to be more reflective of our current and projected revenues, and growth rate, as well as the fact that certain companies in our fiscal 2010 peer group have been acquired or are no longer publicly traded. We added six companies and removed five companies from the fiscal 2010 peer group to create the fiscal 2011 peer group. Our fiscal 2011 peer group included companies which were publicly held, had generally between $125 million and $300 million in annual revenues, were engaged principally in the IT services, IT consulting industries focused on services and/or technology, or technology industry, and were primarily based or headquartered in the United States. These peer group companies were Arcsight, LLC, Computer Task Group, Incorporated, Diamond Management & Technology Consultants, Inc., The Hackett Group, Inc., Kenexa Corporation, StarTek, Inc., Switch & Data Facilities Co., TechTeam Gobal Inc, Netezza Corporation, Tier Technologies Inc., ExlService Holdings, Inc., Taleo Corporation, iGate Corporation, Perficient, Inc. and Ultimate Software Group, Inc. We believe that the practices of this peer group of companies provide us with appropriate compensation benchmarks because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we collect from our peer group. While we generally target the market median of our peer group in recommending and approving compensation for our executive officers to remain competitive, we also consider the other factors listed in this section.

        We have reassessed the relevance of our peer group for fiscal 2011 and we generally reassess the relevance of our peer group annually and make changes when judged appropriate. We believe that the use of a peer group analysis and generally targeting the market median of our peer group are important factors in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

Executive compensation components

        Our fiscal 2011 executive compensation program is primarily composed of base salary, annual incentive cash compensation payable on an annual basis and equity compensation. Our compensation committee has not adopted a formal policy for allocating between various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance and be competitive within our peer group. With respect to various equity-based awards, we typically grant stock options or restricted stock awards, including performance-based restricted stock, as a means of providing longer-term equity-based incentives to our executives. In addition, we provide our executives with benefits that are generally available to our salaried employees, including medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan. In April 2007, in connection with our initial public offering, we entered into agreements with each of Messrs. Canekeratne, Holler and Modder, and in July 2009, entered into similar agreements with each of Messrs. Rajgopal and Kalia, that provide for certain severance benefits upon termination of employment or a change in control. See the Section below, "Potential payments upon termination or change in control."

        Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for our fiscal year ended March 31, 2011 based on a number of factors, including:

  •
  designing our compensation programs to be competitive with the peer group companies reviewed by our compensation committee in the IT services, IT consulting and/or technology industries (as set forth above) and generally targeted at the market median (50th percentile);

  •
  the roles and responsibilities of our executives;

  •
  the individual experience and skills of, and expected contributions from, our executives;

  •
  the amounts of compensation being paid to our other executives;

  •
  our executives' historical compensation at our Company; and

  •
  the provisions of applicable employment agreements.

        In addition to the criteria above, the actual amount and allocation of total compensation (i.e., base salary, variable incentive cash compensation awards and equity awards) paid or issued to our named executive officers also reflects the timing and circumstances of when the executive joined us, the equity holdings of the executive officer and the geographic location of such executive officer. For instance, our founder, chairman and chief executive officer, Mr. Canekeratne, has a substantial equity interest in us and his current cash and equity compensation partially reflects this situation. In addition, the compensation paid to Mr. Modder, who resides in Sri Lanka, partially reflects the lower cost geography of Sri Lanka. Although no formal policy for allocating between various forms of compensation has been adopted, our overall compensation, and each element of compensation, for these executives, in part, reflects our objective of targeting the median compensation of our peer group companies listed above, which we have selected for our compensation benchmarking for our fiscal year 2011.

        We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

        Base salary.    Our compensation committee annually reviews salary ranges and individual salaries for our executive officers. We have historically established base salaries for each of our executives based on many factors, including competition in the marketplace to hire and retain executives, experiences of our directors and leadership team with respect to salaries and compensation of executives in similarly situated companies in the IT industry and other similar industries, the factors listed in the section above, as well as additional factors, which we believe enables us to hire and retain our leadership team in an extremely competitive environment. We structure executive salaries so that these salaries are at least comparable with salaries paid by the peer companies (listed in the section above) in the IT services and/or IT consulting industries focused on services. We generally target base salaries for each of our executives at the market median (50th percentile) in this peer group and also take into consideration many additional factors that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment.

        Based on the factors listed above, during our fiscal year ended March 31, 2011, our compensation committee, with board of director ratification, established annual base salaries for our chief executive officer, chief strategy officer, executive vice president, business development and client services, executive vice president and chief operating officer, and our chief financial officer at $330,000, $250,000, $270,000, $200,000 and $240,000, respectively, which represent an increase of 10%, 19%, 8%, 21% and 20% from the base compensation to our executive officers in fiscal 2010. This increase was based in part on the compensation committee's recognition that the executive officers had not had an increase in base compensation since the fiscal year ended March 31, 2008 (except for Mr. Modder, our executive vice president and chief operating officer, who received a 10% increase in annual base salary in fiscal 2010 from fiscal 2009), as well as the compensation committee's recognition that these executives contributed to increasing our revenue growth by over 32% in our fiscal year ended March 31, 2011 as compared to our fiscal year ended March 31, 2010. Although we establish the annual base salary amounts in U.S. dollars for Mr. Modder who is based in Sri Lanka, we pay this salary in Sri Lankan rupees. Therefore, the amounts we pay Mr. Modder may vary slightly from the established base salary amount because of fluctuations in foreign exchange rates during the fiscal year.

        We believe that the base salaries paid to our executive officers during our fiscal year ended March 31, 2011 achieve our executive compensation objectives and are competitive with those of similarly-situated companies.

        Variable incentive cash compensation award program.    We have designed our variable incentive cash compensation award program, or VCCP, to reward our executive officers upon the achievement of certain significant annual revenue and operating income goals, as approved in advance by our compensation committee and board of directors. Our VCCP emphasizes pay-for-performance and is intended to closely align executive compensation with achievement of certain operating results and an increase in stockholder value. The compensation committee communicates the VCCP criteria to the named executive officers at the beginning of the fiscal year. For our fiscal year ended March 31, 2011, our compensation committee (with board ratification) set the applicable revenue and operating income targets. The performance targets established by the compensation committee under the VCCP are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success and achievement on the part of our executives and the Company. Our compensation committee determined that it was in the best interest of the Company, and more aligned with industry practices, to measure revenue and operating income only on an annual basis for our fiscal 2011 to determine if any variable compensation was earned. In this regard, our fiscal 2011 revenue and operating income targets as approved by the compensation committee (and ratified by our board) represented a significant increase over our actual fiscal 2010 revenue and operating profit and are considered to be "stretch goals."

        Our VCCP represents a significant percentage of our executive officers' base salaries and varies depending on the seniority and position of the executive officer, thus aligning our executives' compensation to our performance and creation of stockholder value. For our fiscal year ended March 31, 2011, the target bonuses under our VCCP for our chief executive officer, executive vice president and chief strategy officer, executive vice president, business development and client services, executive vice president and chief operating officer and our chief financial officer, as a percentage of base salary, were 75.6%, 60%, 77.8%, 50% and 50%, respectively.

        Our compensation committee and board of directors established the fiscal 2011 variable cash compensation targeted payouts for each individual executive officer subject to the VCCP based on the historical targets for such executive, the seniority and ability of the executive to drive corporate performance, the geographies in which such executive is located, provisions of their respective employment agreements that were negotiated at the time of hire, as well as our objective to target cash incentives generally at the 50th percentile of similar cash incentives provided to officers in peer group companies in the IT services and/or IT consulting industries, as reviewed by the compensation committee, and as described in more detail above. In addition, for fiscal year 2011, our compensation committee engaged Meridian Partners (formerly Hewitt Associates) to assist it to establish the parameters of our VCCP.

        Under the terms of the VCCP for fiscal 2011, 50% of each of the executive officer's variable cash compensation is tied to achievement of each of our fiscal 2011 revenue target and operating income target, as established and approved by our compensation committee and ratified by our board. If the applicable target is achieved, we pay our executives their applicable annual bonuses within 75 days of the end of our fiscal year. In addition, the VCCP provides for variable cash compensation adjustments of up to 200% of the applicable payout for the executive officer upon achievement of 107.8% of the applicable revenue target for fiscal 2011, and 134.3% of the operating income target for fiscal 2011, and down to 70% of the applicable variable compensation payout to the extent that we miss the revenue target by no more than 5.8% or the operating income target by no more than 16.7%, as the case may be. We would pay no variable cash compensation tied to revenue if the minimum revenue target was not achieved and no variable cash compensation tied to the operating income if the minimum operating income target was not achieved for fiscal 2011.

        Under the VCCP, the revenue target for the fiscal year ended March 31, 2011 was $206 million for a 100% payout (representing a growth rate of approximately 25.6% from fiscal 2010) with the minimum revenue threshold of $194 million (representing a growth rate of approximately 18.3% from fiscal

2010), which would result in a 70% targeted payout. Based on our revenues of $218 million for our fiscal year ended March 31, 2011, our executives earned 174% of their targeted variable cash compensation tied to revenue. The operating income target for the fiscal year ended March 31, 2011, was $19.8 million, representing a 53% increase from fiscal 2010 operating income. Based on our operating results for our fiscal year ended March 31, 2011, we achieved operating income of $17.8 million for fiscal 2011 which would have resulted in a variable cash payout tied to operating income of 82% of the targeted amount. However, our compensation committee determined, with Board ratification, to reduce the overall VCCP payout for both revenue and operating income to an aggregate of 75% of the targeted 100% payout for each performance metric to better align the variable cash compensation payouts for our executives with those of our employees, as well as to enable further investments in the Company. Accordingly, we paid a variable cash compensation payment to our chief executive officer, chief strategy officer, executive vice president, business development and client services, executive vice president and chief operating officer and our chief financial officer of $187,500, $112,500, $157,500, $75,000 and $90,000, respectively. All payouts under our VCCP are based on actual results of operations and must be approved by our compensation committee and board of directors.

        Equity compensation.    We also use stock options, restricted stock awards and equity-based incentive programs to attract, retain, motivate and reward our executive officers. Through our equity-based grants, we seek to align the interests of our executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on our understanding and individual experiences of market practices of similarly-situated companies and our negotiations with our executives in connection with their initial employment or promotion. For our fiscal year ended March 31, 2011, we also engaged Meridian Partners (formerly Hewitt Associates) and used our peer group analysis, as described above, to assist us with assessing the allocation and use of equity compensation as a component of total compensation. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program. While annual incentive cash compensation is designed to encourage shorter-term performance, generally performance over a one-year period, equity-based awards are designed to encourage our named executives' performance over several years.

        To date, all grants of equity-based awards to our executive officers have been subject to approval first by the compensation committee and then by the board of directors at regularly scheduled or special meetings during the year. Our compensation committee has approved and our board of directors has adopted and approved an equity award grant policy, pursuant to which all equity awards must be approved by the compensation committee. Our practice is also to obtain full board approval by the independent, outside directors of our board of all equity awards approved by the compensation committee. All equity awards will be made at fair market value based on the closing market price of our common stock on the NASDAQ Global Market on the effective date of grant. While our current equity incentive plans may permit the granting of equity awards at any time, our equity award grant policy provides that we will generally grant incentive awards only on a regularly scheduled basis, as follows:

  •
  grants made in connection with the hiring of a new employee or promotion of an existing employee will be made on a regular quarterly basis on the third trading day after we first publicly release our financial results for the quarter or year, as the case may be; and

  •
  grants made to existing employees, other than in connection with a promotion, will generally be made, if at all, on an annual basis and will generally be made effective on the third trading day after we first publicly release our financial results for the prior quarter or year.

        A number of factors are considered in determining the amount of equity incentive awards, if any, to grant to our executives, including:

  •
  ensuring that our allocation of long-term equity incentive awards are competitive with the peer group companies reviewed by our compensation committee in the IT services, IT consulting and/or technology industries and that our executive compensation is generally targeted at the market median (50th percentile);

  •
  the number of shares subject to, and exercise prices of, outstanding options, both vested and unvested, held by our executives;

  •
  the vesting schedule of the unvested equity awards held by our executives; and

  •
  the amount and percentage of our total equity on a diluted basis held by our executives.

        Equity compensation awards to our named executive officers have primarily consisted of stock option awards, restricted stock awards, which vest over time, and performance-based restricted stock awards, which vest only on achievement of certain milestones or thresholds such as revenue and operating income achievement. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten (10) years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and generally, for an initial grant, vest over four (4) years, beginning with 25% vesting one year after the date of grant, then pro-rata vesting quarterly thereafter, and, for incumbent grants, generally vest quarterly over four (4) years in sixteen (16) equal installments. Our compensation committee also considers restricted stock awards to our executive officers, which are subject to time-based vesting and/or performance-based vesting. With respect to restricted stock awards that are subject to time-based vesting, the executive officer has immediate voting rights as a holder of shares of restricted stock which are subject to time-based vesting, but the officer's right to continue to hold the shares (and thus any appreciation of such shares) and the right to sell such shares without restriction remain subject to the continued vesting of the shares tied to the executive's continued service. For performance-based restricted stock awards, the executive officer has immediate voting rights as a holder, except that vesting occurs only upon achievement of performance-based criteria (thus giving the officer the right to sell such shares without restriction) such as revenue or operating income targets. Shares of restricted stock which do not vest, whether time-based vesting or performance-based, are subject to repurchase or forfeiture. Thus, these grants continue to align the interests of the executive with those of the stockholders.

        In connection with certain executive promotions in October 2008 pursuant to which Mr. Holler was promoted to chief operating officer, Mr. Modder was promoted to president, Asia, Mr. Rajgopal was promoted to executive vice president, business development and client services and Mr. Kalia was promoted to chief financial officer, secretary and treasurer, and in connection with setting executive compensation for fiscal 2009, in October 2008, our compensation committee established and awarded, and our board ratified, performance-based restricted stock awards to each of Messrs. Canekeratne (50,000); Holler (15,000); Modder (35,000); Rajgopal (35,000) and Kalia (10,000) which were granted in November 2008 under our equity award policy (the "November Plan"). These performance-based restricted shares vest only upon achievement by us of certain revenue and operating income targets for each fiscal year over four fiscal years, commencing with the fiscal year ended March 31, 2010. Each fiscal year is considered a performance period. The restricted shares vest at a rate of 25% per performance period if the applicable operating income and revenue targets are achieved for that performance period; provided that:

  (a)
  Vesting of 40% of the restricted shares in each tranche for a performance period is based on achievement of certain revenue thresholds for such performance period; and

  (b)
  Vesting of 60% of the restricted shares in each tranche for a performance period is based on achievement of certain operating income thresholds for such performance period; provided further that:

  i.
  if we do not achieve the applicable targets for a performance period, the number of restricted shares that would vest would be reduced on a pro-rated basis until achievement of the applicable revenue and operating income targets (each measured separately) fell below 80% of such targets;

  ii.
  no shares subject to vesting would vest to the extent that our performance was not 80% or more of the applicable target and such shares would be forfeited; and

  iii.
  25% of the number of shares originally granted would accelerate and become exercisable upon a change of control of the company.

        In August 2010, upon approval and recommendation of our compensation committee, our board ratified an amendment to the November Plan solely with respect to the revenue targets for the fiscal year ending March 31, 2011, which required that we achieve at least 85% of the November Plan revenue target (instead of 80%) to result in any vesting, and such vesting would commence at 80% of the eligible shares tied to revenue under the November Plan. Our board ratified this amendment to the November Plan to align the November Plan revenue target with the revenue targets of the VCCP for the fiscal year ended March 31, 2011. As the operating income targets under the November Plan were higher than the operating income targets under the VCCP for fiscal 2011, no changes to the operating income targets for the November Plan for fiscal 2011 were required. Our compensation committee and board did not modify the performance targets or terms under the November Plan for fiscal years 2012 or 2013.

        For the fiscal year ended March 31, 2011, based on $218 million in actual revenue and a revenue performance target of $228.0 million under the November Plan as amended per the terms above, we achieved 96% of the revenue target under the November Plan, which based on the amendments above, resulted in the vesting (albeit at a lower rate after the amendment above) of the following number of shares of restricted stock for each of Messrs. Canekeratne (4,666); Holler (1,400); Modder (3,266); Rajgopal (3,266), and Kalia (933). For the fiscal year ended March 31, 2011, the operating income performance target under the November Plan was $22.8 million. Based on our operating income results for the fiscal year ended March 31, 2011, we failed to achieve the minimum target for operating income under the November Plan and no shares tied to operating income vested for fiscal 2011.

        In May 2010, in connection with establishing executive compensation for our fiscal year ending March 31, 2011, our compensation committee established and awarded, and our board ratified, restricted stock awards to each of Messrs. Canekeratne (100,000); Holler (40,000); Modder (40,000); Rajgopal (40,000), and Kalia (40,000) which restricted shares were granted and issued in May 2010 under our equity award policy. These restricted shares vest at a rate of 25% each year on each of March 31, 2011, 2012, 2013 and 2014 respectively. In June 2010, our board, on recommendation and approval of the compensation committee, ratified an amendment to the vesting dates of these awards to vest at a rate of 25% on each of June 1, 2011, 2012, 2013 and 2014, to extend the vesting duration of the awards. Moreover, under the original May 2010 equity award, the equity awards, in addition to the time-based vesting, were subject to acceleration upon achievement of certain performance criteria. Under the equity awards granted, if we achieved a revenue target of $214 million for our fiscal year ending March 31, 2011, then 50% of the shares allocated to the fourth annual vesting period in fiscal 2014 would accelerate and vest immediately; and if we achieved a revenue target for the fiscal year ending March 31, 2012, which was based on a target growth rate above industry averages, then 50% of the shares allocated to the fourth annual vesting period in fiscal 2014 would also accelerate and vest. Thus, if we achieve the revenue performance criteria for each of the fiscal years ending March 31, 2011 and March 31, 2012, all shares would be vested by June 1, 2013. For the fiscal year ended March 31,

2011, we achieved actual revenue of $218 million, which, in addition to the time based vesting of the shares per the vesting schedule above, resulted in acceleration and vesting of the following number of additional shares of restricted stock under the terms of the May 2010 equity awards described above, for each of Messrs. Canekeratne (12,500); Holler (5,000); Modder (5,000); Rajgopal (5,000), and Kalia (5,000).

        We believe our equity-based grants align the interests of our executive officers with our stockholders, rewards and motivates both near-term and long-term executive performance and provide an incentive for retention, with a primary focus of linking equity awards, and the vesting thereof, to the performance of our executive team to critical operating metrics like revenue and operating income. We also believe the combination of time-based vesting, along with performance based accelerators, provides both retention value and incentives to our executive officers to achieve aggressive, but achievable goals.

Other benefits

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We do not currently provide a matching contribution under our 401(k) plan to any executive officers but do offer limited matching to our non-highly compensated, non-executive employees. Moreover, with the exception of plans mandated by the governments of India and Sri Lanka, we do not offer retirement benefits (except in our 401(k) Plan). Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The compensation committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. In our fiscal year ended March 31, 2011, we purchased a golf membership for use for up to five (5) of our executives and members of our senior leadership team, including Messrs. Canekeratne, Holler, Kalia and Rajgopal at a cost of $10,000 per membership, provided that the use is primarily for business purposes. To the extent that any use of the membership is for any personal use, such executive or senior leader is required to reimburse the Company for all such expenses incurred. During the fiscal year ended March 31, 2011, we also allowed our executives to take advantage of a corporate health care membership, where we agreed to reimburse each executive up to $5,000 for a corporate membership. Only one executive availed himself of this perquisite. In addition, we provide perquisites not normally provided to all salaried employees to Mr. Modder, who resides in Sri Lanka. We provided Mr. Modder with perquisites including full company-paid family health insurance, golf and athletic club memberships and the use of company-owned automobiles and employee provident fund and employee trust fund contributions (retirement benefits under Sri Lankan law). These perquisites are considered standard in Sri Lanka and similar to those customarily provided to other Sri Lankan-based executives. Our compensation committee approved (and our board ratified) all of the above perquisites set forth above for the fiscal year ended March 31, 2011.

Severance and change in control benefits

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler and Modder that provide for certain severance and change in control payments. In July 2009, we entered into similar agreements with Mr. Rajgopal and Mr. Kalia as a result of their promotions in fiscal 2009. Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer's employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change in control are appropriate because they will encourage our restricted stock and option holders, including our named executive officers, to stay focused in such circumstances, rather than the potential implications for them. See "Potential payments upon termination of change in control" set forth below for a more detailed discussion.

Tax deductibility of executive compensation

        In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code and to be cost and tax effective. Therefore, the compensation committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our stockholders, even if such arrangements do not always qualify for full tax deductibility.

Risk Oversight of Compensation Programs

        The compensation committee believes that our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

  •
  Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets;

  •
  The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics;

  •
  Our stock option grants, restricted stock awards and restricted stock unit grants generally vest over four years and are only valuable if our stock price increases over time. With our performance based shares, in certain cases, vesting is tied to operating metrics such as revenue or operating income targets, not stock price, so our executives are incented to work together to maximize the company results, not any individual metric to which the other executives are not tied or have no input or undue influence; and

  •
  Maximum payout levels under the VCCP for the variable cash compensation are capped.

Executive compensation summary

        The following table sets forth summary compensation information for the Company's chief executive officer, chief financial officer and the three other most highly compensated executive officers for the fiscal years ended March 31, 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Krishan Canekeratne	2011	331,269		—	962,000	—	187,500	(4)	—		10,000	(5)	1,490,769
Chairman and Chief	2010	301,154		—	79,998	200,018	105,000	(4)	—		—		686,170
Executive Officer	2009	301,154		—	—	—	—	(4)	—		—		301,154
Rajan Kalia	2011	240,923		—	384,800	—	90,000	(4)	—		15,000	(6)	730,723
Senior Vice President,	2010	200,000		—	55,998	280,020	52,000	(4)	—		—		588,018
Chief Financial Officer,	2009	180,769	(7)	—	—	180,436	80,548	(8)	—		—		441,753
Treasurer and Secretary
Thomas R. Holler	2011	250,962		—	384,800	—	112,500	(4)	—		10,000	(5)	758,262
Executive Vice President and	2010	210,808		—	29,998	75,003	58,800	(4)	—		—		374,609
Chief Strategy Officer	2009	210,809		—	1,202,400	359,424	—	(4)	—		—		1,772,633
Raj Rajgopal	2011	271,039		—	384,800	—	157,500	(4)	—		10,000	(5)	823,339
Executive Vice President,	2010	250,962		—	39,999	200,013	78,000	(4)	—		—		568,974
Business Development and	2009	250,073		—	55,000	54,996	50,000	(8)	—		—		410,069
Client Services
Roger Keith Modder	2011	204,208		—	384,800	—	76,578	(4)	22,442	(10)	67,212	(11)	755,240
Executive Vice President and	2010	166,693		—	33,997	165,013	34,672	(4)	29,210	(10)	33,588	(11)	463,173
Chief Operating Officer(9)	2009	146,563		—	—	—	—	(4)	(1,857)	(10)	31,389	(11)	176,095

(1)
All salary amounts in the table above reflect the earnings of each named executive officer as calculated based on the actual number of business days in each fiscal year.

(2)
In accordance with SEC rules,the "Stock Awards" column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718 and excludes the effect of estimated forfeitures. Awards subject to performance conditions are calculated based on the probable outcome of the performance conditions. For a discussion of the assumptions used for ASC Topic 718 valuations and compensation expense for the respective fiscal years ended March 31, 2010 and 2011, see note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and 2011. SEC rules also require us to disclose the grant date fair value of awards subject to performance conditions, assuming maximum performance. The grant date fair values for the fiscal year 2011 restricted stock awards were based on time-based vesting and, while these time-based shares of restricted stock also are subject to acceleration based on the Company's revenue achievement for the fiscal year ending March 31, 2011 and March 31, 2012, the maximum fair value of these equity awards is listed in the table above. The grant date fair values for the fiscal 2010 performance based restricted stock awards, assuming maximum performance, are as follows: for Mr. Canekeratne, $199,994; for Mr. Kalia, $139,993; for Mr. Holler, $74,995; for Mr. Rajgopal, $99,997; and for Mr. Modder, $84,992. The grant date fair values for the fiscal year 2009 performance-based restricted stock awards were valued at zero but, assuming maximum performance, the grant date fair values were as follows: for Mr. Canekeratne, $256,000; for Mr. Kalia, $51,200; for Mr. Holler, $76,800; for Mr. Rajgopal, $179,200; and for Mr. Modder, $179,200. For further details regarding issuances of performance based restricted stock, see "Compensation and other Information Concerning Directors and Officers—Compensation discussion and analysis—Equity Compensation."

(3)
All stock options were granted at the fair market value on the date of grant under either our 2007 Stock Option and Incentive Plan (the "2007 Plan") or 2000 Amended and Restated Stock Option Plan (the "2000 Option Plan"). For options, we valued these awards at the fair market value on the date of grant in accordance with FASB ASC Topic 718. We account for equity-based compensation under the provisions of ASC Topic 718 compensation expense recognized for financial statement reporting purposes for the respective fiscal year ended March 31, assuming no equity award forfeitures. For a discussion of the assumptions used for ASC Topic 718 valuations and compensation expense for the respective fiscal years ended March 31, 2009, 2010 and 2011, see note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

(4)
Non-equity incentive plan compensation payouts under our VCCP with respect to the applicable fiscal year as approved by our compensation committee and our board.

(5)
Includes cost of allocated corporate golf membership.

(6)
Includes cost of allocated corporate golf membership ($10,000) and reimbursements for corporate healthcare membership ($5,000).

(7)
Reflects Mr. Kalia's start date of April 28, 2008.

(8)
Individually based variable incentive plans for executive as approved by the compensation committee and our board of directors.

(9)
All cash amounts are paid and recorded in Sri Lankan rupees and translated into U.S. dollars using the annual average exchange rates of $0.00894, $0.00872, and $0.00897 per rupee for the fiscal years ended March 31, 2011, 2010 and 2009 respectively.

(10)
Represents the year-over-year change in the value of accumulated pension benefits to be paid under the government-mandated Sri Lanka Defined Benefit Gratuity Plan, and reflects any changes in fiscal year end exchange rates of the Sri Lankan rupee to the U.S. dollar.

(11)
Includes the value of the following perquisites: Company-paid vehicle (allocated cost for one year based on purchase price and five year depreciation) of $31,651, Company paid health insurance premium ($7,893, $5,997, and $7,025 in fiscal 2011, 2010 and 2009, respectively), golf and athletic club memberships ($1,093, $1,047, and $953 in fiscal 2011, 2010 and 2009 respectively), employee provident fund and employee trust fund contributions ($28,265, $16,862, and $12,917 in fiscal 2011, 2010 and 2009, respectively), company-owned auto expenses ($5,789, $9,681, and $9,741 in fiscal 2011, 2010 and 2009, respectively), and $753 of other perquisites in fiscal 2009.

Fiscal 2011 grants of plan-based awards

        The compensation committee approves all of our equity-based and non-equity-based awards to all of our employees, including our executive officers. The expected payouts under the non-equity incentive plan awards in the table below for Messrs. Canekeratne, Kalia, Holler, Modder and Rajgopal are those under our VCCP. All of these incentive plans are discussed above and amounts awarded are recorded in the fiscal year to which they apply and there are no provisions for future payouts.

GRANT OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards					Exercise or Base Price of Option or Stock Awards ($/Share)	Grant Date Fair Value of Option and Stock Awards ($)(2)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kris Canekeratne(3)	—	—	175,000	250,000	500,000	—	—	—	—	—	—	—
	5/17/10	5/5/10	—	—	—	—	—	—	100,000	—	9.62	962,000
Ranjan Kalia(3)	—	—	84,000	120,000	240,000	—	—	—	—	—	—	—
	5/17/10	5/5/10	—	—	—	—	—	—	40,000	—	9.62	384,800
Thomas R. Holler(3)	—	—	105,000	150,000	300,000	—	—	—	—	—	—	—
	5/17/10	5/5/10	—	—	—	—	—	—	40,000	—	9.62	384,800
Roger Keith Modder(3)	—	—	70,000	100,000	200,000	—	—	—	—	—	—	—
	5/17/10	5/5/10	—	—	—	—	—	—	40,000	—	9.62	384,800
Raj Rajgopal(3)	—	—	147,400	210,000	420,000	—	—	—	—	—	—	—
	5/17/10	5/5/10	—	—	—	—	—	—	40,000	—	9.62	384,800

(1)
Restricted stock awards, with time-based vesting which are subject to accelerated vesting based on achievement of certain performance conditions. These restricted shares vest at a rate of 25% each year on each of June 1, 2011, 2012, 2013 and 2014 respectively. In addition, if the Company achieves a revenue target of $214 million (which has been established by our compensation committee and ratified by our board) for its fiscal year ending March 31, 2011, then 50% of the shares allocated to the fourth annual vesting period (i.e., June 1, 2014) shall accelerate and vest immediately; and if the Company achieves a certain revenue target (which has been established by our compensation committee and ratified by our board) for the fiscal year ending March 31, 2012, then 50% of the shares allocated to the fourth annual vesting period (i.e., June 1, 2014) shall accelerate and vest. Thus, if we achieve the revenue performance criteria for each of the fiscal years ending March 31, 2011 and March 31, 2012, all remaining shares would be vested by June 1, 2013. See section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(2)
The amounts reported in this column reflect the grant date fair value of all awards computed under SFAS ASC Topic 718.

(3)
Represents amounts that could be paid under our VCCP. See section "Compensation and Other Information Concerning Directors and Officers—Compensation Discussion and Analysis—Variable incentive cash compensation award program" for more details.

Fiscal 2011 outstanding equity awards at fiscal year-end

        The following table sets forth certain information concerning the number of outstanding equity awards held by our named executive officers that are exercisable and unexercisable or vested and not vested at March 31, 2011:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit Other Rights That Have Not Vested ($)(a)
Kris Canekeratne	—	100,000	(3)	14.00	8/2/2017	—		—	—	—
	16,702	21,473	(4)	9.82	8/4/2019	—		—	—	—
	—	—		—	—	—		—	—	—
	—	—		—	—	100,000	(8)	1,873,000	25,000	468,250
	—	—		—	—	4,582	(9)	85,821	—	—
Ranjan Kalia	27,500	12,500	(5)	10.02	5/23/2018	—		—	—	—
	23,382	30,062	(4)	9.82	8/4/2019	—		—	—	—
	—	—		—	—	40,000	(8)	749,200	—	—
	—	—		—	—	—		—	5,000	93,650
	—	—		—	—	3,208	(9)	60,086	—	—
Thomas R. Holler	—	20,000	(6)	10.02	5/23/2018	—		—	—	—
	6,263	8,052	(4)	9.82	8/4/2019	—		—	—	—
	—	—		—	—	40,000	(8)	749,200	—	—
	—	—		—	—	22,500	(10)	421,425	—	—
	—	—		—	—	—		—	7,500	140,475
	—	—		—	—	1,717	(9)	32,159	—	—
Roger Keith Modder	—	17,715	(4)	9.82	8/4/2019	—		—	—	—
	—	—		—	—	40,000	(8)	749,200	—	—
	—	—		—	—	—		—	17,500	327,775
	—	—		—	—	1,948	(9)	36,486	—	—
Raj Rajgopal	3,194	—		5.32	2/17/2015	—		—	—	—
	130,769	—		2.97	5/6/2015	—		—	—	—
	31,948	—		4.19	8/7/2016	—		—	—	—
	8,416	3,825	(7)	10.02	5/23/2018	—		—	—	—
	16,701	21,473	(4)	9.82	8/4/2019	—		—	—	—
	—	—		—	—	40,000	(8)	749,200	—	—
	—	—		—	—	1,715	(11)	32,122	—	—
	—	—		—	—	—		—	17,500	327,775
	—	—		—	—	2,291	(9)	42,910	—	—

(a)
Assumes a closing price of $18.73 on March 31, 2011.

(1)
The grant date of each stock option is ten years prior to its expiration date.

(2)
These performance-based restricted shares were granted under the Company's 2007 Stock Option and Incentive Plan (the "2007 Plan") and vest only upon achievement by us of certain revenue and operating income targets for each fiscal year over four fiscal years, commencing with the fiscal year ended March 31, 2010. Each fiscal year is considered a performance period, with 25% of the shares eligible to vest each performance period. Two performance periods remain. For further details and the number of performance-based shares which vested with respect to the fiscal year ended March 31, 2011, see "Equity Compensation" under "Compensation discussion and analysis."

(3)
100% of the shares in this grant will vest on August 2, 2011 with the vesting subject to acceleration of 50% of the shares granted if certain Company performance milestones are met by March 31, 2009, and 50% of the shares granted if certain Company performance milestones are achieved by March 31, 2010. The performance milestones were not met for the fiscal years ended March 31, 2009 or March 31, 2010.

(4)
6.25% of the shares in this grant vested on April 1, 2009, and the remaining shares vest at a rate of 6.25% every three months thereafter through April 1, 2013.

(5)
25% of the shares vested on April 28, 2009, and the remaining shares vest at a rate of 6.25% every three months thereafter through April 28, 2012.

(6)
12.5% of the shares in this grant vested on July 1, 2008, and the remaining shares vest at a rate of 6.25% each three-month period thereafter. In addition, if certain performance based milestones are met by March 31, 2010, vesting will be accelerated by 12 months. The performance milestones were not met for the fiscal year ended March 31, 2010.

(7)
6.25% of the shares in this grant vested on September 1, 2008, and the remaining shares vest at a rate of 6.25% every three months thereafter through June 1, 2012.

(8)
25% of the shares granted vest annually on each of June 1, 2011, 2012, 2013, and 2014. In addition, if Company revenue of $214 million is achieved for the fiscal year ended March 31, 2011, then 50% of shares allocated to the June 1, 2014 vesting period vest immediately. For the fiscal year ended March 31, 2011, we achieved the revenue target (i.e., we achieved $218 million in revenue for fiscal year 2011), resulting in acceleration of 50% of the shares allocated to the June 1, 2014 vesting period. If a certain revenue target is achieved for the fiscal year ending March 31, 2012, then 50% of the shares allocated to the June 1, 2014 vesting period vest immediately. Thus if both performance targets are achieved, full vesting would occur by June 1, 2013.

(9)
These performance based restricted shares were granted under our 2007 Plan and vest only upon achievement by us of certain revenue and operating income targets for the fiscal year ended March 31, 2010, which is the performance period, with 60% of the shares tied to revenue targets and 40% of the shares tied to operating income targets for the fiscal year ended March 31, 2010. If the applicable performance target is achieved (i.e., revenue or operating income), 25% of the shares tied to such target would vest, and the remaining shares would vest in 12 equal installments, with the first vesting date being June 1, 2010 and each installment vesting three month period thereafter. Based on the Company's revenue and operating income results for the fiscal year ended March 31, 2009, certain of the shares vested. All of outstanding shares listed in the table above remain subject to time based vesting per the vesting set forth above.

(10)
This restricted stock award was granted on May 23, 2008, with 12.5% of the shares vesting on June 1, 2008 and the remainder of the shares vest at a rate of 6.25% each three-month period thereafter.

(11)
This restricted stock award was granted on May 23, 2008, with 6.25% of the shares vesting on September 1, 2008 and the remainder of the shares vest at the rate of 6.25% each three-month period thereafter.

Fiscal 2011 option exercises and stock vested

        The following table sets forth for each named executive officer, certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended March 31, 2011:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Kris Canekeratne	—	—	7,715	79,853
Ranjan Kalia	—	—	3,324	35,918
Thomas R. Holler	135,003	796,947	32,582	390,253
Roger Keith Modder	164,345	1,951,030	4,420	44,912
Raj Rajgopal	13,000	187,505	6,061	64,540

(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

(2)
Excludes all shares of performance-based restricted stock which vested with respect to the revenue and operating income results for the fiscal year ended March 31, 2011, but which performance-based shares did not actually vest until May 2011, the time when our compensation committee and board of directors finally approved the operating results for the fiscal year ended March 31, 2011. See Compensation and Other Information Concerning Directors and Officers—Compensation discussion and analysis—Equity Compensation" for details of any performance based shares which vested with respect to the fiscal year ended March 31, 2011.

(3)
Amounts disclosed in this column were calculated based on the aggregate dollar amount realized by the named executive officer upon the vesting of the stock computed by multiplying the number of shares of stock vesting by the market price of our common stock on the vesting date in accordance with regulations promulgated under the Exchange Act.

Pension benefits

        Our subsidiary, Virtusa (Sri Lanka) Private Limited, contributes to a defined benefit plan covering its respective employees in Sri Lanka as mandated by the Sri Lankan government. Benefits are based on the employee's years of service and compensation level. Except for Mr. Modder, none of our other named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

        The following table summarizes the defined benefit plan of our Sri Lanka subsidiary for our fiscal year ended March 31, 2011

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)
Roger Keith Modder	Sri Lanka Benefit Gratuity Plan	10	79,460	(2)	—

(1)
Under the plan, an employee's pension (gratuity) benefits vest after five years of credited service, and are payable in a lump sum amount upon retirement or separation of employment from the Company in an amount equal to one-half of an employee's basic monthly salary times the number of years of credited service. The amount reflected in the table represents the accumulated benefits payable at the end of fiscal 2011.

(2)
Amounts are recorded in Sri Lankan rupees and were translated into U.S. dollars using the fiscal year 2011 year end exchange rate of $0.00905 per rupee.

Nonqualified deferred compensation

        None of our named executive officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential payments upon termination of change in control

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler, Modder, and in July 2009, we entered into executive agreements with Messrs. Rajgopal and Kalia, that provide for certain severance and change in control payments. The following summaries set forth potential payments payable to these executive officers upon termination of employment by us other than for cause or by the executive for good reason, or a change in control of us under the executive agreements and our other compensation programs. Cause is defined under these agreements to include willful misconduct or non-performance of duties, certain violations of our policies, the commission of a felony or misdemeanor involving moral turpitude and the failure to cooperate in certain internal or other investigations. Good reason includes a material reduction in the executive's annual base salary or targeted annual cash compensation, a substantial diminution of the executive's responsibility or authority or a more than 50 mile relocation of the executive's primary business location. The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

        Termination by us other than for cause or termination by executive for good reason, prior to a change in control.    Our executive agreements with Messrs. Canekeratne, Holler, Modder, Rajgopal and Kalia, provide that if we terminate such executive's employment other than for cause, or if such executive terminates his employment for good reason, the executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  100% of Mr. Canekeratne's annual base salary and 50% of the annual base salary of Messrs. Holler, Modder, Rajgopal and Kalia; and

  •
  A prorated share of the annual bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 12 months and each other executive officer is entitled to six months of continued health benefits. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Termination by us for cause or by executive for other than good reason; death or disability.    Regardless of any change in control, we are not obligated to make any cash payment or provide benefits to these executive officers if their employment is terminated by us for cause or by such executive without good reason other than the payment of unpaid salary and accrued and unused vacation pay. We do not provide any death or disability benefits for any of our executive officers that are not also available to our employees generally.

        Termination by us other than for cause or termination by executive for good reason following a change in control.    Our executive agreements with these executive officers provide that, in the event of a termination of employment other than for cause, or if such executive terminates his employment for good reason, within 24 months following a change in control in the case of Mr. Canekeratne and 12 months following a change in control in the case of Messrs. Holler, Modder, Rajgopal and Kalia, such executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  200% of Mr. Canekeratne's annual base salary and 50% of the annual base salary of Messrs. Holler, Modder, Rajgopal and Kalia; and

  •
  200% in the case of Mr. Canekeratne, and 100% in the case of Messrs. Holler, Modder, Rajgopal and Kalia of the prorated share of the annual bonus, if any, which such executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 24 months and each of Messrs. Holler, Modder, Rajgopal and Kalia is entitled to six months of continued health benefits, upon a change of control. All unvested equity awards held by each such executive officer also become fully-vested and immediately exercisable. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Automatic acceleration of vesting upon a change in control.    The terms of our executive agreements with our executive officers as listed above provide that the equity awards granted to these executive officers will have their vesting accelerated by 12 months upon any change in control, regardless of whether there is a subsequent termination of employment, except for the equity awards granted to Messrs. Holler and Modder prior to the effective date of their agreements. These awards and all other equity awards granted under our 2000 Option Plan are subject to the provisions of the plan, which provide that 25% of the total number of shares that are not vested and exercisable as of a date of a change of control become vested and exercisable.

Kris Canekeratne

        The following table describes the potential payments and benefits upon employment termination or change in control for Kris Canekeratne, our chairman and chief executive officer, as if his employment terminated as of March 31, 2011, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$330,000	$330,000	$660,000	$—
Variable Cash Compensation(1)	187,500	187,500	375,000	—
Accrued and unpaid vacation	5,195	5,195	5,195	—
Acceleration of stock option vesting	—	—	191,389	85,057
Acceleration of restricted stock award vesting(2)	—	—	2,661,196	272,259
Continued health benefits	8,715	8,715	17,429	—

Total	$531,410	$531,410	$3,910,209	$357,316

(1)
The variable cash compensation amounts reflected are based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2011.

(2)
As noted above, Mr. Canekeratne's equity awards are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company other than for cause or voluntary resignation for good reason following a change in control. In the calculations above, performance based shares which were tied to revenue and operating income results for the fiscal year ended March 31, 2011 are treated as still outstanding and unvested as of March 31, 2011 as these performance based shares are only deemed vested after our compensation committee and our board confirm and approve of the operating results, including revenue and operating income, for the fiscal year ended March 31, 2011. The value of stock options and restricted stock is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2011 of $18.73.

Ranjan Kalia

        The following table describes the potential payments and benefits upon employment termination or change in control for Ranjan Kalia, our senior vice president and chief financial officer, as if his employment terminated as of March 31, 2011, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$120,000	$120,000	$120,000	$—
Variable Cash Compensation(1)	90,000	90,000	90,000	—
Accrued vacation	15,757	15,757	15,757	—
Acceleration of stock option vesting	—	—	376,855	200,771
Acceleration of restricted stock award vesting(2)	—	—	949,761	73,515
Continued health benefits	4,357	4,357	4,357	—

Total	$230,114	$230,114	$1,556,730	$274,286

(1)
The variable cash compensation amounts reflected are based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2011.

(2)
As noted above, Mr. Kalia's equity awards are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason following a change in control. In the calculations above, performance-based shares which were tied to revenue and operating income results for the fiscal year ended March 31, 2011 are treated as still outstanding and unvested as of March 31, 2011 as these performance-based shares are only deemed vested after our compensation committee and our board confirm and approve of the operating results, including revenue and operating income, for the fiscal year ended March 31, 2011. The final determination by our compensation committee and our board occurs after March 31, 2011 in connection with the audit of the operating results of the Company for the fiscal year ended March 31, 2011. The value of stock options and restricted stock is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2011 of $18.73.

Thomas R. Holler

        The following table describes the potential payments and benefits upon employment termination or change in control for Thomas R. Holler, our executive vice president and chief strategy officer, as if his employment terminated as of March 31, 2011, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$125,000	$125,000	$125,000	$—
Variable Cash Compensation(1)	112,500	112,500	112,500	—
Accrued vacation	17,541	17,541	17,541	—
Acceleration of stock option vesting	—	—	289,584	217,029
Acceleration of restricted stock award vesting(2)	—	—	1,413,497	295,241
Continued health benefits	4,233	4,233	4,233	—

Total	$259,274	$259,274	$1,962,355	$512,270

(1)
The variable cash compensation amounts reflected are based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2011.

(2)
As noted above, Mr. Holler's equity awards are subject to 12-month acceleration of vesting following a change in control (except for any grants of equity under the 2000 Option Plan, which require acceleration of 25% of unvested shares upon the change of control), and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason following a change in control. In the calculations above, performance-based shares which were tied to revenue and operating income results for the fiscal year ended March 31, 2011 are treated as still outstanding and unvested as of March 31, 2011 as these performance-based shares are only deemed vested after our compensation committee and our board confirm and approve of the operating results, including revenue and operating income, for the fiscal year ended March 31, 2011. The final determination by our compensation committee and our board occurs after March 31, 2011 in connection with the audit of the operating results of the Company for the fiscal year ended March 31, 2011. The value of stock options and restricted stock is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2010 of $18.73.

Raj Rajgopal

        The following table describes the potential payments and benefits upon employment termination or change in control for Raj Rajgopal, our executive vice president of business development and client services, as if his employment terminated as of March 31, 2011, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$135,000	$135,000	$135,000	$—
Variable Cash Compensation(1)	157,500	157,500	157,500	—
Accrued vacation	12,797	12,797	12,797	—
Acceleration of stock option vesting	—	—	336,443	111,725
Acceleration of restricted stock award vesting(2)	—	—	1,315,895	208,652
Continued health benefits	4,357	4,357	4,357	—

Total	$309,654	$309,654	$1,961,992	$320,377

(1)
The variable cash compensation amounts reflected are based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2011.

(2)
As noted above, Mr. Rajgopal's equity awards are subject to 12-month acceleration of vesting following a change in control (except for any grants of equity under the 2000 Option Plan, which require acceleration of 25% of unvested shares upon the change of control), and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason following a change in control. In the calculations above, performance-based shares which were tied to revenue and operating income results for the fiscal year ended March 31, 2011 are treated as still outstanding and unvested as of March 31, 2011 as these performance-based shares are only deemed vested after our compensation committee and our board confirm and approve of the operating results, including revenue and operating income, for the fiscal year ended March 31, 2011. The final determination by our compensation committee and our board occurs after March 31, 2011 in connection with the audit of the operating results of the Company for the fiscal year ended March 31, 2011. The value of stock options and restricted stock is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2011 of $18.73.

Roger Keith Modder

        The following table describes the potential payments and benefits upon employment termination or change in control for Roger Keith Modder, our executive vice president and chief operating officer as if his employment terminated as of March 31, 2011, the last business day of our last fiscal year. All cash amounts in U.S. dollars in the table below would be paid in Sri Lankan rupees.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$100,000	$100,000	$100,000	$—
Variable Cash Compensation(1)	75,000	75,000	75,000	—
Accrued vacation	15,054	15,054	15,054	—
Acceleration of stock option vesting	—	—	157,894	70,172
Acceleration of restricted stock award vesting(2)	—	—	1,277,349	180,089
Continued health benefits	3,947	3,947	3,947	—

Total	$194,001	$194,001	$1,629,244	$250,261

(1)
The variable cash compensation amounts reflected are based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2011.

(2)
As noted above, Mr. Modder's equity awards are subject to 12-month acceleration of vesting following a change in control (except for any grants of equity under the 2000 Option Plan, which require acceleration of 25% of unvested shares upon the change of control), and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason following a change in control. In the calculations above, performance-based shares which were tied to revenue and operating income results for the fiscal year ended March 31, 2011 are treated as still outstanding and unvested as of March 31, 2011 as these performance-based shares are only deemed vested after our compensation committee and our board confirm and approve of the operating results, including revenue and operating income, for the fiscal year ended March 31, 2011. The final determination by our compensation committee and our board occurs after March 31, 2011 in connection with the audit of the operating results of the Company for the fiscal year ended March 31, 2011. The value of stock options and restricted stock is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2011 of $18.73.

Director compensation

        Upon recommendation of the compensation committee, our board of directors approved an amended and restated non-employee director compensation policy that provides for annual compensation of $80,000, of which we will make an annual stock option grant to each non-employee director with an economic value of $48,000 (based on a Black-Scholes valuation on the date of grant) and an annual retainer fee of $32,000 payable in cash. In addition, the chairmen of our audit, compensation and nominating and corporate governance committees will receive an annual fee of $18,000, $11,000 and $7,000, respectively. All cash payments will be made on a quarterly basis.

        In addition, we will make, under our 2007 Plan, a one-time, initial equity award grant of $90,000 (in the form of stock options, restricted stock awards or other equity award as recommended by our compensation committee and approved by our board) to any new non-employee director who joins the board of directors.

        Each stock option award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors' meeting immediately following our annual meeting, and will have a four-year vesting period, with 25% vesting after one year and with the remaining shares vesting in equal installments each three-month period thereafter. The vesting of all of the options granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.

        We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

        The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for our fiscal year ended March 31, 2011:

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Izhar Armony(2)	32,000	—	48,000	—	—	—	80,000
Robert E. Davoli(2)	32,000	—	48,000	—	—	—	80,000
Ronald T. Maheu(2)	50,000	—	48,000	—	—	—	98,000
Rowland T. Moriarty(2)	39,000	—	48,000	—	—	—	87,000
Martin Trust(2)	43,000	—	48,000	—	—	—	91,000
William K. O'Brien(2)	32,000	—	48,000	—	—	—	80,000
Al-Noor Ramji(3)	4,953		90,000	—	—	—	94,953

(1)
Represents the cash fees earned during fiscal year 2011. We pay these fees promptly after the quarter in which they are earned.

(2)
The Option awards reflect the grant date fair value of a stock option award granted on November 19, 2010 to purchase 6,186 shares of common stock at an exercise price of $13.42 which vests 25% after one (1) year from the date of grant, with the remainder vesting at a rate of 6.25% every three months thereafter.

(3)
Fees earned reflects Mr. Ramji's appointment to the board of directors on February 4, 2011. The option awards reflect the grant date fair value of a stock option award granted on February 4, 2011 to purchase 9,015 shares of common stock at an exercise price of $17.03 which vest 25% after one (1) year from the date of grant, with the remainder vesting at a rate of 6.25% every three months thereafter.

        The non-employee members of our board of directors who held such positions as of March 31, 2011 held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
Izhar Armony	60,992
Robert E. Davoli	45,018
Ronald T. Maheu	104,143
Rowland T. Moriarty	45,018
Martin Trust	115,351
William K. O'Brien	59,657
Al-Noor Ramji	9,015

        The following table presents the fair value of each grant of stock options during the fiscal year ended March 31, 2011 to the non-employee members of our board of directors computed in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Securities Underlying Unexercised Options	Exercise Price of Options Awarded ($)	Grant Date Fair Value of Options ($)
Izhar Armony	11/19/2010	6,186	13.42	48,000
Robert E. Davoli	11/19/2010	6,186	13.42	48,000
Ronald T. Maheu	11/19/2010	6,186	13.42	48,000
Rowland T. Moriarty	11/19/2010	6,186	13.42	48,000
Martin Trust	11/19/2010	6,186	13.42	48,000
William K. O'Brien	11/19/2010	6,186	13.42	48,000
Al-Noor Ramji	02/04/2011	9,015	17.03	90,000

Transactions with related persons

        Other than compensation agreements, which are described above, since April 1, 2009, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        Our board of directors has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the audit committee, both or neither.

 PROPOSAL 2
APPROVAL OF THE COMPANY'S AMENDED AND RESTATED EXECUTIVE
VARIABLE CASH COMPENSATION PLAN

        On July 14, 2011, our compensation committee approved the amendment and restatement of the Executive Variable Cash Compensation Plan, as ratified by the independent, "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) of our Board of Directors (all such members referred to this proposal 2 herein collectively as the "Independent Board") on July 25, 2011 (the "Incentive Plan"), so that incentive payments made under the Incentive Plan constitute performance-based compensation and therefore are not subject to the compensation cap imposed by Section 162(m) of Code.

Summary of the Incentive Plan

        The following description of the Incentive Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which attached as Appendix A to this Proxy Statement.

Purpose

        Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1,000,000 paid in any fiscal year to their chief executive officer, or any of the three most highly compensated executive officers, other than the chief financial officer ("Covered Employees"), unless such payments are "performance-based" in accordance with conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. One of those conditions requires the Company to obtain stockholder approval of the material terms of the performance goals set by a committee of outside directors. Stockholder approval must be obtained initially and every five years thereafter.

        The purpose of the Incentive Plan is to establish a program of incentive compensation for Covered Employees and other key employees of the Company and its subsidiaries that is directly related to attainment of pre-selected performance goals of the Company. Incentive payments made to Covered Employees under the Incentive Plan are intended to qualify as "performance-based" compensation and therefore allow the Company to obtain federal income tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code.

Administration

        The Incentive Plan is administered by the compensation committee. Each member of the compensation committee is required to be an "outside director" (within the meaning of Section 162(m) of the Code). The compensation committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Incentive Plan, including authority to determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each participant, calculate and determine each participant's level of attainment of such goals, and calculate the incentive award for each participant based upon such level of attainment, subject only to ratification by the Independent Board. The compensation committee has full power and authority to construe, interpret, and administer the Incentive Plan, subject only to ratification by the Independent Board.

Eligibility

        Any officer or other key employee of the Company and its subsidiaries selected by the compensation committee, in its sole discretion, shall be eligible to participate in the Incentive Plan. As of April 1, 2011, there were approximately six employees of the Company who could, if selected by the compensation committee, participate in the Incentive Plan.

Incentive Awards and Performance Goals

        The Incentive Plan provides that the compensation committee shall designate for each "Performance Period" (which is the period during which performance is measured to determine the level of attainment of an award) which participants will be eligible for incentive awards. The Performance Period is the fiscal year of the Company.

        The compensation committee will establish within the first 90 days of each Performance Period a threshold, target and maximum award for each participant and the goals relating to the Company, subsidiary or division performance for each participant (the "Performance Goals"), subject only to ratification of the Independent Board. Participants will earn incentive awards based upon the level of attainment of the applicable Performance Goals during the applicable Performance Period, as certified by the compensation committee and approved and ratified by the Independent Board.

        The Performance Goals will be based on attainment of specific levels of performance of the Company (or of a subsidiary or division thereof) with reference to one or more of the following criteria: revenue, earnings per share, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses and non-cash stock compensation), operating cash flow, operating income, operating expenses, gross margins, return on equity, investment, capital or assets, division contribution margin, inventory level, working capital and specific strategic milestones.

        As soon as practicable following the end of the applicable Performance Period, the compensation committee will certify the attainment of the Performance Goals and will calculate the incentive award, if any, payable to each participant, subject to ratification by the Independent Board. Incentive awards will be paid in a lump sum payment as soon as practicable following the determination of the amount thereof by the compensation committee and as ratified by the Independent Board, but not later than 75 days after the end of the Performance Period. The compensation committee retains the right to reduce the amount of any incentive award in its discretion, subject to the ratification of the Independent Board. The maximum incentive award payable to a participant for any performance period is the lesser of 200 percent of the participant's bonus opportunity or $2 million.

Effective Date; Termination and Amendment

        If approved by the stockholders of the Company, the Incentive Plan will remain in effect. The compensation committee may amend, suspend or terminate the Incentive Plan at any time (as as ratified by the Independent Board), provided, however, that no amendment may be made without the approval of the Company's stockholders to the extent determined by the compensation committee to be required by the Code to ensure that payments under the Incentive Plan qualify as "performance-based" compensation under Section 162(m) of the Code.

New Plan Benefits

        Because amounts payable under the Incentive Plan are based on satisfaction of certain Performance Goals in each applicable Performance Period, it cannot be determined at this time what amounts, if any, will be received by any participants under the Incentive Plan. The amounts earned under the Incentive Plan for the fiscal years ended March 31, 2009, 2010 and 2011 to our named executive officers are as set forth in the Summary Compensation Table on page 32.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE VIRTUSA CORPORATION EXECUTIVE VARIABLE CASH COMPENSATION PLAN, AS AMENDED AND RESTATED.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

        The audit committee of the board of directors has retained the firm of KPMG LLP, independent registered public accountants, to serve as independent registered public accountants for our 2012 fiscal year. KPMG LLP has served as our independent registered public accounting firm since 2004. The audit committee reviewed and discussed its selection of, and the performance of, KPMG LLP for our 2011 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee at its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

        The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with KPMG LLP, see "The Board of Directors and Its Committees" and "Report of the Audit Committee of the Board of Directors."

        Representatives of KPMG LLP attended all eight (8) of the meetings of the audit committee in our fiscal year ended March 31, 2011. We expect that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees billed by KPMG LLP

        The following table shows the aggregate fees for professional services rendered by KPMG LLP to us during the fiscal years ended March 31, 2011 and 2010:

	2011	2010
Audit Fees	$1,033,625	$1,419,500
Audit-Related Fees	13,050	109,500
Tax Fees	0	30,000
All Other Fees	129,245	117,400

Total	$1,175,920	$1,676,400

Audit fees

        Audit fees for both years consist of fees for professional services associated with the annual audits.

Audit-related fees

        Fees for audit-related services consist of fees for due diligence services provided in connection with acquisitions, accounting consultation and other services that were reasonably related to the performance of audits or reviews of our financial statements and are not reported above under "Audit fees."

Tax fees

        Tax fees consist of fees for tax due diligence services provided in connection with acquisitions. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence.

All other fees

        All other fees relate to permissible advisory services, including Capability Maturity Model Integration (CMMI) certification services in Asia.

        All of the foregoing fees were pre-approved by the audit committee.

        For Proposal 3, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval.

Recommendation of the board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF KPMG LLP
AS VIRTUSA CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR ENDED MARCH 31, 2012

 PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at our annual meeting of stockholders:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPROVAL OF, ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY
VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a say-on-frequency proposal, to stockholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 4 of this proxy statement, should be held every one, two or three years.

        The Board of Directors has determined that an annual advisory "say-on-pay" vote is the best approach for the Company and its stockholders. In formulating its recommendation, the board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation program as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation programs.

        This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE, ON AN ADVISORY BASIS, FOR A VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS TO BE HELD ONCE EVERY YEAR.

OTHER MATTERS

        The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company's principal executive offices not later than March 31, 2012. Stockholders who wish to make a proposal at the 2012 annual meeting—other than one that will be included in the Company's proxy statement—must notify us between May 11, 2012 and June 10, 2012. If a stockholder who wishes to present a proposal fails to notify us by June 10, 2012 and such proposal is brought before the 2012 annual meeting, then under the Securities and Exchange Commission's proxy rules, the proxies solicited by management with respect to the 2012 annual meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission's proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended March 31, 2011, except that Mr. Moriarty failed to file one Form 4 on a timely basis with respect to one sale transaction of our common stock.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

        Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the

Internet exclusively, and no longer receive any material by mail, please visit www.envisionreports.com/vrtu, for registered holders or visit www.edocumentview.com/vrtu for beneficial holders, and follow the instructions in the secured website, enter your account number (shown on your proxy card) and tax identification number to log in, and then select receive company mailings via e-mail and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

HOUSEHOLDING OF PROXY MATERIALS

        Our 2011 Annual Report, including audited financial statements for the fiscal year ended March 31, 2011 is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary, (508) 389-7300. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary.

Appendix A

Virtusa Corporation Executive Variable Cash Compensation Plan,
as amended and restated as of July 25, 2011

VIRTUSA CORPORATION
EXECUTIVE VARIABLE CASH COMPENSATION PLAN
AS AMENDED AND RESTATED

1.     Purpose

        This Executive Variable Cash Compensation (the "Incentive Plan") is intended to provide an incentive for superior work and to motivate eligible executives of Virtusa Corporation (the "Company") and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). The Incentive Plan is amended and restated as of July 25, 2011 in order to ensure that future payments under the Incentive Plan qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2.     Covered Executives

        From time to time, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") may select certain key executives (the "Covered Executives") to be eligible to receive bonuses hereunder.

3.     Administration

        Each member of the Compensation Committee must be an "outside director" within the meaning of Section 162(m) of the Code. The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan, subject only to the ratification of the independent, "outside directors" (within the meaning of 162(m) of the Code) of the board of directors of the Company (such independent, "outside directors" being referred to hereunder as the "Independent Board"). The Compensation Committee in its discretion may decrease but not increase the amount of the bonus payment to any Covered Executive, subject only to the ratification of the Independent Board.

4.     Bonus Determinations

        a.     A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance targets that are approved by the Compensation Committee (and ratified by the Independent Board) and relate to the following financial and operational metrics with respect to the Company or any of its subsidiaries or divisions (the "Performance Goals") relating to any or any combination of the following (measured absolutely or by reference to a select group of companies, an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): revenue, earnings per share, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses and non-cash stock compensation), operating cash flow, operating income, operating expenses, gross margins, return on equity, investment, capital or assets, division contribution margin, inventory level, working capital, and specific strategic milestones including acquisitions and product launch.

        b.     (i) Any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas approved by the Compensation Committee that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas and performance targets for Covered Executives shall be adopted within the first 90 days of each performance period by the Compensation Committee and (iii) no bonuses shall be paid to Covered

Executives unless and until the Compensation Committee has certified the level of attainment of the Performance Goals, in each case as ratified by the Independent Board.

        c.     Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under this Incentive Plan is 200 percent of the Covered Executive's bonus opportunity, but not in excess of $2 million.

        d.     The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive's employment by the Company on the last day of the performance period; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive's termination of employment, retirement, death or disability, as ratified by the Independent Board.

        e.     The performance period under the Incentive Plan shall be the Company's fiscal year (each, a "Performance Period"). This Incentive Plan does not apply to any prior or future period other than the applicable Performance Period. To the extent that any Covered Executive is not employed by the Company on the first day of the applicable Performance Period, but is employed by the Company continuously after such date for the remainder of such Performance Period and up to the time of any bonus payment hereunder, except as otherwise determined by the Compensation Committee (and Independent Board), the Covered Executives applicable bonus amount shall be pro-rated based on the portion of such Performance Period that such Covered Executive is employed by the Company, provided that the Covered Executive satisfies all of the criteria for earning and being paid such bonus under the terms herein.

5.     Stockholder Approval

        No payments may be made under this Incentive Plan to any Covered Executive who is a "covered employee" within the meaning of Section 162(m) of the Code unless and until the stockholders of the Company (and the Independent Board) have approved the Incentive Plan (and to the extent required by Section 162(m) of the Code, re-approved the Incentive Plan) in a manner that complies with the stockholder approval requirements of Section 162(m) of the Code.

6.     Timing of Payment & Tax Withholding

        The Performance Goals will be measured at the end of each fiscal year after the Company's financial reports have been published or approved by the audit committee of the Company and the Board of Directors of the Company. If the Performance Goals are met as determined by the Compensation Committee and the Independent Board, payments will be made within 75 days after the Performance Period. All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

7.     Amendment and Termination

        The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion; provided, however, that plan amendment shall be subject to the approval of the Company's stockholders to the extent determined by the Compensation Committee (and Independent Board) to be required by the Code to ensure that payments under the Incentive Plan qualify as "performance-based" compensation under Section 162(m) of the Code.

A-2

Virtusa Corporation
Proxy for Annual Meeting of Stockholders

September 8, 2011

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Thursday, September 8, 2011 at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 27, 2011, a copy of which has been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 and 5 IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU MAY ALSO SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU) BY FOLLOWING THE INSTRUCTIONS IN THE SECURE WEBSITE OR BY TELEPHONE (1-800-652-VOTE (8683)) BY FOLLOWING THE INSTRUCTIONS IN THE RECORDED MESSAGE, IN EACH CASE BY 1:00 AM EASTERN TIME, ON SEPTEMBER 8, 2011. IF YOU VOTE VIA THE INTERNET OR VIA TELEPHONE OR HAVE PREVIOUSLY SENT YOUR PROXY IN, YOU WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

SEE REVERSE SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED

        ☒ Please mark votes with a checkmark as in this example.

The Board of Directors recommends a vote FOR items 1, 2, 3 and 4 and a vote FOR a vote once every year for item 5.

1.
To elect three members to the board of directors, nominated by the board of directors, to serve for a three-year term as class I directors, such directors to serve for such term and until his respective successor has been duly elected and qualified, or until their earlier death, resignation or removal. The Board recommends a vote FOR each nominee.

NOMINEES: Robert E. Davoli, William K. O'Brien, and Al-Noor Ramji

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.
2.
To approve our Executive Variable Cash Compensation Plan as amended and restated. The Board recommends a vote FOR this proposal number 2.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

3.
To ratify the appointment of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ended March 31, 2012. The Board recommends a vote FOR this proposal number 3.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

4.
To approve, on an advisory basis, the compensation of our named executive officers. The Board recommends a vote FOR this proposal number 4.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

5.
To vote, on an advisory basis, on the frequency of holding future advisory votes on the compensation of our named executive officers.

1 Yrs ☐	2 Yrs ☐	3 Yrs ☐	Abstain ☐

The Board recommends a vote to hold an advisory vote on the compensation of our named executive officers once every year.

6.
To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

        Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on Thursday, September 8, 2011: the Proxy Statement, Annual Report to Stockholders, and the address of the location of the Annual Meeting of Stockholders, for registered shareholders are available at www.envisionreports.com/vrtu, and for beneficial holders with shares in street name, at www.edocumentview.com/vrtu.

Proxy for Annual Meeting of Stockholders

September 8, 2011

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Thursday, September 8, 2011 at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, MA 01581, and at any adjournments or postponements thereof, upon matter set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 27, 2011, a copy of which has been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND A VOTE FOR A VOTE ONCE EVERY YEAR FOR ITEM 5 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON THESE MATTERS AND ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

See Reverse Side